Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated February 27, 2017, with respect to the consolidated balance sheets of Dorman Products, Inc. and subsidiaries as of December 31, 2016 and December 26, 2015, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended December 31, 2016, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 28, 2017